Exhibit 4.18

THIS NOTE AND THE SECURITIES INTO WHICH THE NOTE MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE OR SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS WRITTEN EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY IS SUPPLIED TO THE COMPANY TO THE EFFECT THAT THE PROPOSED OFFER, SALE, ASSIGNMENT OR OTHER TRANSFER MAY BE EFFECTED WITHOUT SUCH REGISTRATION.

THIS NOTE AND THE SECURITIES INTO WHICH THE NOTE MAY BE CONVERTED MAY BE SUBJECT TO A LOCK-UP PERIOD BEGINNING ON THE EFFECTIVE DATE OF THE COMPANY’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THIS NOTE, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THIS NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED.

CONVERTIBLE PROMISSORY NOTE

$[insert principal amount]	[insert date], 2024

FOR VALUE RECEIVED, TuHURA Biosciences, Inc., a Delaware corporation (the “Company”), located at 10500 University Center Drive, Suite 110, Tampa, Florida 33612, promises to pay to _________________________, or any subsequent holder upon permitted assignment of this Note (the “Holder”), the principal sum of $[insert principal amount] ([principal amount written out] U.S. Dollars) together with interest thereon from the date of this Note. Interest shall accrue at a rate of twenty percent (20.0%) per annum, simple interest. Interest shall be computed on the basis of a 365-day year, for the actual days elapsed. Unless earlier converted into shares of Common Stock or Listed Securities pursuant to Section 3 or otherwise paid in full in accordance with the terms hereof, the principal and accrued interest shall be due and payable by Company on demand by the Requisite Holders (as defined below) at any time after the earliest of: (i) December 11, 2025 (“Maturity Date”), or (ii) an Event of Default (as defined below).

This Convertible Promissory Note (this “Note”) is one in a series of substantially identical (other than as to date of issuance, principal amount and identity of the holder thereof) convertible promissory notes (collectively, the “Notes”) with the same conversion terms, issued by the Company pursuant to the terms of a subscription agreement entered into between the Company and each original holder of the Notes (the “Subscription Agreement”), in the aggregate principal amount of up to $30,000,000 (subject to increase); provided, however, that the Board of Directors of the Company may increase the maximum principal amount of such Notes issuable by the Company upon written notice to the holders of the then-outstanding Notes. The Notes rank pari passu in right of payment to all other Notes, and all payments on the Notes shall be paid to the holders thereof pro-rata based on the respective principal balances of the Notes.

1. Definitions.

(a) “Common Stock” means the Company’s common stock, $0.0001 par value per share.

(b) “Conversion Price” means (rounded to the nearest 1/100th of one cent) (i) with respect to a conversion pursuant to Section 3(a), the public offering price per share of the Common Stock in such Initial Public Offering (before underwriting discounts and commissions (in the case of an underwritten initial public offering)); (ii) with respect to a conversion pursuant to Section 3(b), the closing price (which in the case of NASDAQ-listed securities, will be the NASDAQ official closing price) of the Listed Securities as of the Trading Day immediately prior to the date that such de-SPAC Transaction or Reverse Public Merger, as applicable, is consummated (subject to adjustment for any subsequent reverse stock split, stock split, stock dividend, or the like effected prior to consummation of the de-SPAC Transaction or Reverse Public Merger); (iii) with respect to a conversion upon consummation of a Corporate Transaction pursuant to Section 3(c), the price per share payable per share of Common Stock in such Corporate Transaction (after giving effect to the issuance of the aggregate number of shares of Common Stock issuable upon conversion of all of the Notes at such Conversion Price); and (iv) with respect to a conversion upon consummation of a Qualified Equity Financing pursuant to Section 3(c), the effective price per share of Common Stock as determined based on the per-share price paid for the Equity Securities sold in such Qualified Equity Financing.

(c) “Corporate Transaction” means:

(i) a sale of all or substantially all of the Company’s and its subsidiaries assets (on a consolidated basis) other than to an Excluded Entity;

(ii) a merger, consolidation or other business combination transaction of the Company with or into another corporation, limited liability company or other entity, other than with an Excluded Entity or pursuant to a de-SPAC Transaction or a Reverse Public Merger, pursuant to which stockholders of the Company prior to such merger, consolidation or other capital reorganization or business combination transaction own less than fifty percent (50%) of the voting interests in the surviving or resulting entity; or

(iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of at least fifty percent (50%) of the Company’s then outstanding voting securities.

For the avoidance of doubt, a transaction will not constitute a “Corporate Transaction” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the foregoing, the sale of Equity Securities in a bona fide financing transaction will not be deemed a “Corporate Transaction”, nor will the consummation of a de-SPAC Transaction or a Reverse Public Merger be deemed a “Corporate Transaction.”

(d) “de-SPAC Transaction” means the acquisition, purchase, merger or business combination of the Company or any parent or subsidiary thereof, by or with a SPAC or any parent or subsidiary thereof or any other vehicle created for the purpose of such acquisition, purchase, merger or business combination, that results in the shares of the Company’s Common Stock, or other similar equity interests of any such entity or parent or subsidiary thereof (or its successor by merger or combination) being (i) exchanged for shares of such SPAC or any parent or subsidiary thereof or (ii) otherwise listed for trading on, or such parent or subsidiary becoming wholly-owned by another entity whose shares are listed for trading on, a securities exchange.

(e) “Equity Securities” means (i) Common Stock; (ii) any securities conferring the right to purchase Common Stock; or (iii) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Common Stock. Notwithstanding the foregoing, the following will not be considered “Equity Securities”: (y) any security granted, issued or sold by the Company to any director, officer, employee, consultant or adviser of the Company for the primary purpose of soliciting or retaining their services; and (z) any convertible promissory notes or other similar convertible instruments (including the Notes) issued by the Company.

(f) “Event of Default” means (a) the Company fails to make any payment under the Notes when due; (b) a receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation; (c) the Company breaches any of its material obligations under the Notes and does not cure such breach within 20 days after written notice thereof to the Company; and (d) the Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

(i) “Initial Closing Date” means December 11, 2023.

(j) “Initial Public Offering” means the sale of shares of the Company’s Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.

(k) “Listed Securities” means the shares of the Listed Company, shares of the SPAC, or the shares of the entity whose securities will be publicly listed on a national securities exchange, as applicable, following the consummation of a Reverse Public Merger or de-SPAC Transaction, as applicable.

(l) “Make-Whole Amount” means: (i) in connection with any conversion or prepayment of this Note prior to the first anniversary of the Initial Closing Date, the aggregate amount of interest that, but for such conversion or prepayment hereunder on such given date, would have accrued with respect to the principal balance of this Note being converted or prepaid at the applicable interest rate of this Note for the period from such given date through the first anniversary of the Initial Closing Date; (ii) in connection with any conversion or prepayment of this Note after the first anniversary of the Initial Closing Date but prior to the eighteen month anniversary of the Initial Closing Date, the aggregate amount of interest that, but for such conversion or prepayment hereunder on such given date, would have accrued with respect to the principal balance of this Note being converted or prepaid at the applicable interest rate of this Note for the period from such given date through the eighteen month anniversary of the Initial Closing Date; and (iii) in connection with any conversion or prepayment of this Note after the eighteen month anniversary of the Initial Closing Date but prior to the Maturity Date, the aggregate amount of interest that, but for such conversion or prepayment hereunder on such given date, would have accrued with respect to the principal balance of this Note being converted or prepaid at the applicable interest rate of this Note for the period from such given date through the Maturity Date.

(m) “Qualified Equity Financing” means the next sale (or series of related sales) by the Company of its Equity Securities following the date of the initial issuance of the Notes, from which the Company receives gross proceeds of not less than $15,000,000 (excluding any and all indebtedness that is converted into such Equity Securities (e.g., the Notes)).

(n) “Requisite Holders” means the holders of a majority of the aggregate principal amount of all then-outstanding Notes.

(o) “Reverse Public Merger” means the acquisition, purchase, merger or business combination of the Company or any parent or subsidiary thereof, by or with a corporation, limited liability company or other entity that is not otherwise a SPAC and whose securities (or whose parent company’s securities) are listed and traded on NASDAQ, the New York Stock Exchange or any other national securities exchange (a “Listed Company”), that results in the shares of the Company’s Common Stock, or other similar equity interests of any such entity or parent or subsidiary thereof (or its successor by merger or combination), being exchanged for shares of such Listed Company which, after giving effect to such exchange, constitute at least a majority of the outstanding voting shares of the Listed Company.

(p) “SPAC” means a publicly listed special purpose acquisition company or other similar entity that is a “blank check” company under applicable securities laws.

(q) “Trading Day” means any day on which the Listed Securities are traded on NASDAQ, the New York Stock Exchange or on another national securities exchange; provided that “Trading Day” shall not include any day on which the Listed Securities are scheduled to trade on such national securities exchange for less than 4.5 hours or any day that the Listed Securities are suspended from trading during the final hour of trading on such national securities exchange (or if such national securities exchange does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

2. Payment. Except in connection with the conversion of principal and unpaid accrued interest hereunder into shares of Common Stock as provided for herein, (a) all payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company; and (b) payment shall be credited first to accrued interest due and payable and the remainder applied to principal. Prepayment of principal or interest may not be made without the prior written consent of the Requisite Holders, except as set forth in Section 4.

3. Conversion of the Note.

(a) Initial Public Offering. The principal balance and unpaid accrued interest on this Note will automatically, and without any further action on the part of the Company or the Holder, convert into shares of Common Stock immediately prior to the closing of an Initial Public Offering. The number of shares of Common Stock into which this Notes so converts will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the sum of (i) the outstanding principal balance and unpaid accrued interest under this Note as of the date prior to the closing of the Initial Public Offering, plus (ii) the applicable Make-Whole Amount, by (y) the Conversion Price as in effect on such date.

(b) de-SPAC Transaction; Reverse Public Merger. The principal balance and unpaid accrued interest on this Note will automatically, and without any further action on the part of the Company or the Holder, convert into Listed Securities simultaneously with, and effective as of, the closing of a de-SPAC Transaction or Reverse Public Merger, as applicable. The number of Listed Securities into which this Notes so converts will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the sum of (i) the outstanding principal balance and unpaid accrued interest under this Note as of the date prior to the Closing of the de-SPAC Transaction or Reverse Public Merger, as applicable, plus (ii) the applicable Make-Whole Amount (such sum, the “Conversion Amount”), by (y) the Conversion Price as in effect on such date. Notwithstanding the foregoing, in the event that the Company enters into definitive merger agreement on or before May 15, 2024, for a Reverse Public Merger transaction (a “Specified Merger Transaction”), then this Note will, immediately prior to the closing of the Specified Merger Transaction, convert automatically (and without any further action on the part of any party) into a number of shares of Common Stock (rather than the Listed Securities) equal to the Conversion Amount divided by Sixty Eight Cents ($0.68) (which shall be subject to adjustment for any stock splits, reverse stock split, or the like occurring after the issuance of this Note and before the conversion of this Note).

(c) Optional Conversion – Transaction Notice. If the Transaction Notice (as defined in Section 4) delivered in accordance with Section 4 states that the Company intends to prepay this Note pursuant to the Company’s rights set forth in Section 4, the Holder may, in lieu of receiving such cash payment, instead elect to convert all (but not less than all) of the principal and unpaid interest of this Note into shares of Common Stock by delivering a written, irrevocable notice of conversion to the Company no later than five (5) days after the Company’s delivery of such Transaction Notice. The number of shares of Common Stock to be issued upon such a conversion (an “Optional Conversion”) shall be equal to the quotient obtained by dividing (i) the outstanding principal balance and unpaid accrued interest under this Note as of the date prior to the Closing of the Corporate Transaction or Qualified Equity Financing, as applicable, by (ii) the Conversion Price as in effect on such date. The closing of the Optional Conversion shall, contingent entirely upon the consummation of such Corporate Transaction or Qualified Equity Financing, as applicable, occur immediately prior to the consummation of the Corporate Transaction or Qualified Equity Financing, as applicable. The Holder acknowledges that the conversion of the Note into shares of Common Stock pursuant to Section 3(c) may require Holder’s execution of certain agreements relating to such Common Stock, as well as, in the case of conversion upon a Qualified Equity Financing, registration rights, rights of first refusal and co-sale, rights of first offer and voting rights, if any, relating to such securities (collectively, the “Financing Agreements”). Holder agrees to execute all of the Financing Agreements in connection with a Qualified Equity Financing. Holder affirms and acknowledges that upon the conversion of this Note pursuant to this Section 3(c), the Company shall not be required to pay any of the applicable Make-Whole Amount to the Holder, nor shall the Optional Conversion include any of the applicable Make-Whole Amount in the calculation of the number of shares of Common Stock issuable in such conversion.

(d) Optional Conversion. Except as set forth in Section 3(a)-3(c), this Note will not be convertible into Equity Securities of the Company unless such conversion is approved pursuant to a written instrument signed by the Company and the Requisite Holders.

(e) Mechanics of Conversion. As promptly as practicable after the conversion of this Note and the issuance of shares of Common Stock or Listed Securities pursuant thereto, the Company (at its expense) will issue and deliver (or cause the SPAC or Listed Company to deliver, if applicable) to the Holder a certificate or certificates evidencing such shares of Common Stock or Listed Certificates (if certificated), or if the Company’s, SPAC’s or Listed Company’s common stock is uncertificated, will deliver, or cause to be delivered, a true and correct copy of the share register reflecting the shares of Common Stock or the Listed Securities issued to the Holder; provided that shares issued in connection with an Initial Public Offering, a de-SPAC Transaction or Reverse Public Merger shall be represented in electronic, book-entry position in the name of the Holder or its nominee. The Company will not be required to issue or deliver shares until the Holder has surrendered the Note to the Company (or provided an instrument of cancellation or affidavit of loss). No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to Holder an amount equal to the product obtained by multiplying the applicable Conversion Price by the fraction of a share not issued pursuant to the previous sentence; provided, however, that in the case of a conversion by reason of a Specified Merger Transaction and in lieu of the foregoing payment, the Company will issue to the Holder one (1) whole share of Common Stock in lieu of any fractional share to which the Holder would otherwise be entitled.

(f) Amendment of Certificate of Incorporation. The Company shall not be obligated to effect any amendment to its Certificate of Incorporation to authorize the shares of the Company’s capital stock that are issuable upon conversion of this Note until immediately prior to the effectiveness of such conversion.

4. Right of Prepayment upon Corporate Transaction or Qualified Equity Financing. In the event of a Corporate Transaction or Qualified Equity Financing, the Company shall have the right, but not the obligation, to prepay all, but not less than all, of the obligations arising under this Note following the consummation of such Corporate Transaction or Qualified Equity Financing, unless the Holder elects to convert this Note into shares of Common Stock pursuant to, and in accordance with, Section 3(c). No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Corporate Transaction or Qualified Equity Financing, as applicable, the Company shall deliver written notice thereof to the Holder (a “Transaction Notice”), which such Transaction Notice shall state whether or not the Company will elect to prepay all of the obligations arising under this Note. If the Company elects to prepay this Note pursuant to this Section 4 and the Holder does not otherwise elect to convert this Note into shares of Common Stock in accordance with the provisions set forth in Section 3(c), then, no later than fifteen (15) days after the consummation of the Corporate Transaction or Qualified Equity Financing, the Company shall pay, or cause to be paid, to the Holder the sum of (a) the outstanding principal balance and unpaid accrued interest under this Note as of the date of the closing of such Corporate Transaction or Qualified Equity Financing, as applicable, plus (ii) the applicable Make-Whole Amount, in full satisfaction of this Note.

5. Restrictions on Redemption and Dividends. Until this Note has been converted or paid in full, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock (save in connection with a conversion); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock (a) from employees, officers, directors, consultants or other persons performing services for the Company or any of its subsidiaries pursuant to agreements under which the Company has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or (b) through the exercise of any right of first refusal.

6. Events of Defaults and Remedies. Subject to the provisions of Section 7, upon the occurrence of an Event of Default, at the option and upon the written declaration of the Requisite Holders, the entire unpaid principal and accrued and unpaid interest on the Notes shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and the Holder may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under such Note and exercise any and all other remedies granted to it at law, in equity or otherwise. The Company shall promptly notify the Holder of the occurrence of any Event of Default.

7. Security. This Note is a general unsecured obligation of the Company.

8. Miscellaneous.

(a) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note or other Note Documents. This Note shall be transferable and assignable by the Holder at any time subsequent to the date hereof subject to the requirement (i) that any transferee or assignee of this Note must first agree in writing, in a form acceptable to the Company, to be bound by the terms of this Note and the terms of the Subscription Agreement pursuant to which this Note was issued (including without limitation Section 7 of such Subscription Agreement), and (ii) that any such assignment or transfer be, in the reasonable opinion of the Company’s counsel, in full compliance with applicable state and federal securities laws.

(b) Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. The Company and the Holder (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in the State of Florida, (b) stipulate that the proper, exclusive and convenient venue of any legal proceeding arising out of this Note are the federal and state courts located in Hillsborough County, State of Florida, and (c) waive any defense, whether asserted by a motion or pleading, that any court located within the State of Florida is an improper or inconvenient venue.

(c) Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(d) Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e) Amendments and Waivers. Any provision in this Note to the contrary notwithstanding, changes in or additions to this Note may be made, and compliance with any provision herein or therein set forth may be amended or waived, if the Company shall obtain consent thereto in writing from the Holder or from the Requisite Holders; provided that, (i) no such consent shall be effective to alter or change the principal, the interest rate or the prepayment provisions on any Note without the consent of the holder thereof and (ii) any amendment that adversely affects the rights and obligations of the Holder hereunder in a different manner than the rights and obligations of any or all of the other holders of Notes shall require the written consent of the Holder. Any waiver or amendment effected in accordance with this Section 8(e) shall be binding upon each future holder of all such securities, and the Company.

(f) Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to have been duly given if personally delivered, sent by email or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, to the address set forth in this Note or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with the provisions of this paragraph. Any such notice or communication shall be deemed to have been delivered (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of email, on the third business day following the that on which the email message was sent, (iii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

(g) Rank. The right to payment under this Note will be pari passu with the right to payment under all of the other Notes, and any payments on the Notes will be made pro rata to all the holders of the Notes based on the outstanding principal amounts of such Notes.

(h) No Rights as a Stockholder. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notices as a stockholder in respect of meetings of stockholders of the Company or any other matters or any rights whatsoever as a stockholder of the Company, and no dividends shall be payable or accrued in respect of this Note or the interest represented hereby or the Common Stock obtainable hereunder, until, and only to the extent that, this Note shall have been converted in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be signed in its name and executed as of the date first above written.

TUHURA BIOSCIENCES, INC.

By:

Name:
Title:

Address for Notices:

10500 University Center Drive, Suite 110
Tampa, Florida 33612
Email:

[acknowledgement of Holder follows]

[Signature Page to Convertible Promissory Note of TuHURA Biosciences, Inc.]

ACKNOWLEDGED AND AGREED:

HOLDER

Signature:

By (Print Name):

Title:

Address for Notices:

Email:

[Signature Page to Convertible Promissory Note of TuHURA Biosciences, Inc.]